NEWS RELEASE	Exhibit 99.1

RIVERVIEW FINANCIAL CORPORATION

REPORTS FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS FOR 2020

HARRISBURG, PA, January 28, 2021 / PRNEWSWIRE / Riverview Financial Corporation (the “Company” or “Riverview”) (NASDAQ: RIVE), the holding company for Riverview Bank (the “Bank”), today reported net income of $1.6 million or $0.17 per basic and diluted weighted average common share, for the fourth quarter of 2020, compared to net income of $1.3 million, or $0.14 per basic and diluted weighted average common share, for the fourth quarter of 2019. For the year ended December 31, 2020, Riverview reported a net loss of $21.2 million, or $(2.29) per basic and diluted weighted average common share, compared to net income of $4.3 million, or $0.47 per basic and diluted weighted average common share, for the same period last year.

The increase in the Company’s earnings for the three months ended December 31, 2020 as compared to the same period in 2019 was the result of an increase in loan income from the recognition of interest and fees earned on Paycheck Protection Program (“PPP”) Loans, lower deposit costs, and the impact of ongoing efficiency initiatives, including branch office consolidations. The Company implemented cost reduction strategies beginning in 2019, and those efforts continued at the end of the third quarter of 2020 by implementing additional efficiency initiatives aimed at substantially lowering operating costs. Partially offsetting these favorable influences was an increase in the loan loss provision along with the recognition of charges related to lease payments and the write off of certain property and equipment on closed offices.

The COVID-19 pandemic continues to place additional pressure on bank earnings, causing increased emphasis on the need to improve operational efficiency as a means to mitigate margin compression and noninterest income reductions. As a result, during the fourth quarter of 2020, Riverview continued to evaluate its branch network by utilizing its retail branch performance and resource allocation analytics. After evaluating the results, the Company determined to divest four additional offices by closing two and selling two branch offices. With respect to the sale, on January 15, 2021, the Company announced the execution of a definitive agreement whereby AmeriServ Financial, Inc. will acquire Citizens Neighborhood Bank’s (“CNB”), an operating division of Riverview Bank, branch and deposit customers in Meyersdale, as well as the deposit customers of CNB’s leased branch in the Borough of Somerset. The transaction is expected to close in the second quarter of 2021, subject to regulatory approval and other customary closing conditions. As of the agreement date, the related deposits total approximately $48 million and will be acquired for a 3.71% deposit premium.

The decrease in the Company’s earnings for the year ended December 31, 2020 as compared to the same period in 2019 was primarily the result of a non-cash charge related to the recognition of goodwill impairment and an increase in the provision for loan losses, both stemming from the COVID-19 pandemic. The goodwill impairment of $24.8 million had no impact on tangible book value, regulatory capital ratios, liquidity or the Company’s cash balances. For the year ended December 31, 2020, the provision for loan losses totaled $6.3 million compared to $2.4 million for the comparable period in 2019. The increase in the year over year provision for loan losses is the combined result of year to date 2020 organic loan growth, excluding 100% SBA guaranteed PPP Loans, and changes in qualitative factors used in our ALLL model, accounting for increased economic risks and the direct impact on our customers resulting from the COVID-19 pandemic as of December 31, 2020. As the Company continues to evaluate the impact of the COVID-19 pandemic on our overall financial performance and operations, including its effects on our loan portfolio, our provision for loan losses may increase in future periods, which could adversely affect our results of operations. In addition, the Company recognized $572 thousand in costs associated with severance and furlough expenses related to the implementation of the cost reduction strategy aimed at substantially lowering ongoing operating costs. Also impacting fourth quarter 2020 results was the recognition of write downs of fair values on certain held for sale properties along with lease payments and write offs of certain property and equipment on closed offices totaling $1.5 million. The Company’s earnings were further impacted by a $2.4 million reduction of net accretion on acquired assets and assumed liabilities during the year ended December 31, 2020, as compared to the same period last year.

The impact of these reductions was offset by the recognition of interest and fees on the origination of loans pursuant to the PPP of $4.4 million during the twelve months ended December 31, 2020. In addition, the Company recognized $815 thousand net gain on the sale of investment securities to provide liquidity to fund loan demand and limit exposure to falling rates through the disposition of adjustable rate securities in the first quarter of 2020.

In concert with our third quarter 2020 announcement of the suspension of dividend payments until further notice, we took additional action to further strengthen the safety and soundness of the Bank’s capital position, support future growth, and potentially take advantage of future strategic opportunities focused upon enhancing shareholder value, by successfully completing a private placement of $25 million of 5.75% Fixed to Floating Rate Subordinated Notes, due 2030 to certain qualified institutional buyers and accredited investors on October 6, 2020.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Riverview routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible book value per share and return on average tangible stockholders’ equity. Riverview believes these non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measures is provided in the accompanying tables. The non-GAAP financial measures Riverview uses may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.

HIGHLIGHTS

•

Reduction in annualized proforma operating costs estimated at $5.3 million pre-tax, $4.2 million after tax, resulting from additional actions taken in the fourth quarter of 2020 to improve ongoing operating efficiencies through back office consolidations and related reductions in force, coupled with the closure of two offices and the sale of two additional offices. The majority of these annual expense reductions will be evident in the first quarter of 2021.

•	Strengthened capital levels through a private placement issuance of $25 million of Floating Rate Subordinated Notes at attractive pricing in the current low interest rate environment.

•

Continued reduction in COVID-19 pandemic related loan deferments during the fourth quarter. As of December 31, 2020, loans in deferment consists of 19 loans totaling $21.9 million, representing 1.92% of total outstanding loan balances, or 2.46% excluding outstanding PPP loan balances. The loan deferrals consist of 10 residential mortgage loans with loan balances totaling $572 thousand and 9 commercial loans totaling $21.2 million. Total current principal and interest being deferred for these 19 loans totaled $973 thousand. Comparatively, at September 30, 2020, we granted loan payment deferrals for 204 loans with aggregate loan balances outstanding totaling $130.7 million, representing 11.2% of total outstanding loan balances, or 14.6% excluding outstanding PPP loan balances. Total current principal and interest deferred for these 204 loans totaled $6.0 million.

•	Funded $273.8 million of loans through the CARES Act Paycheck Protection Program, generating interest and fees totaling $4.4 million in the twelve months ended December 31, 2020.

•	Remaining accrued and unearned Small Business Administration PPP origination fees total $5.1 million at December 31, 2020.

•	Tangible stockholders’ equity to tangible assets, excluding PPP loans, was 8.65% at December 31, 2020.

•	Total interest-bearing deposit costs declined to 0.49% for the fourth quarter 2020 compared to 0.56% for the prior quarter and 0.94% for the same quarter 2019.

•

The allowance for loan losses increased $4.7 million to $12.2 million, or 1.37% of loans, net, excluding 100% SBA guaranteed PPP loan balances, at December 31, 2020 from $7.5 million or 0.88% of loans, net at December 31, 2019.

•

Net charge-offs to average loans, net was 0.02% in the fourth quarter of 2020 as compared to (0.02)% in the third quarter of 2020 and (0.12)% in the fourth quarter of 2019. For the year, net charge-offs to average loans, net were 0.15% in 2020 and 0.14% in 2019.

•

$1.0 million linked quarter reduction in total non-performing assets comparing December 31, 2020 totals of $12.0 million to September 30, 2020 totals of $13.0 million. Nonaccrual loans declined over the same period by $1.8 million, or 56%, from $3.2 million at September 30, 2020 to $1.4 million at December 31, 2020.

•

Loans greater than 90 days past due, Nonaccrual, and Foreclosed Assets (“OREO”) totaled $2.0 million at December 31, 2020, compared to $3.4 million at September 30, 2020 and $2.4 million at December 31, 2019.

•	Despite the impact of low interest rates were able to maintain our net interest margin as evidenced by a slight decline comparing the fourth quarter 2020 at 3.21%, to the prior quarter at 3.26%.

•	Recorded an improvement in mortgage banking income of $1.2 million at December 31, 2020 compared to $567 thousand at December 31, 2019.

•

Reported a 9.5% year over year reduction in total noninterest expense, excluding Goodwill Impairment Charges of $24.8 million. Noninterest expense, excluding goodwill impairment charges, totaled $38.0 million in 2020 compared to $42.1 million in 2019.

•	Total interest income improved totaling $12.1 million in the fourth quarter compared to $11.9 million in the prior quarter and $11.3 in the same quarter last year.

•	Net interest income for the quarter ended December 31, 2020 totaled $10.4 million, compared to $9.2 million for the comparable quarter of 2019.

•

Noninterest bearing deposits increased 18% year over year, from $147.4 million at December 31, 2019 to $173.6 million at December 31, 2020, demonstrating success in our strategy to place greater emphasis on growth in lower cost of funds deposit accounts. Interest bearing deposits increased 6%, and total deposits increased 8%, over the same period.

“While this may sound counterintuitive, despite the loss we are reporting for the year ended December 31, 2020, I believe Riverview enters 2021 stronger than ever,” said Brett D. Fulk, President and Chief Executive Officer. Fulk continued, “Examining our results, it should be increasingly evident that our focus on expense reduction, balance sheet management and credit quality are all yielding desirable results, and 2021 will be the year we can perform at the level at which I expect us to perform. This would certainly not be true had we not focused much of the time and resources necessary to address the aforementioned areas, making prudent, and sometimes painful, decisions necessary to position Riverview to report results at a higher level of financial performance. There is no question that economic uncertainty remains, and we, like all in our industry, will likely experience some fallout as the COVID-19 Pandemic continues to impact our customers and the communities we serve. Riverview has done, and shall continue to do, everything in its power to assist our customers in their time of need, such as active participation in PPP lending within our communities in a responsible manner, assisting customers with forgiveness applications for submission to the SBA, providing direct “COVID relief” low interest rate loans with no payments due for the first six months following loan closing to qualified borrowers, waiving fees and late charges on loan and deposit accounts, as well as offering penalty free withdrawals for portions of time deposit account balances for customers that need to access savings during this crisis. Despite the remaining cloud of uncertainty surrounding the ultimate impact of the current pandemic on our Company, the early signs of continuing performance of our credit portfolio, the low level of remaining deferred loans at year end, coupled with very few requests for additional deferrals, is encouraging. Nevertheless, while I am confident in the quality of our credit portfolio, we increased our Allowance for Loan Loss balances to 1.37% of loans, net, excluding 100% SBA guaranteed PPP loan balances, and bolstered our bank capital through an attractively priced subordinated debt issuance during 2020 to ensure we are well positioned to handle potential credit losses. Additionally, our interest expense and aggressive noninterest expense reduction initiatives have definitely made us a stronger entity, one that is better positioned to combat continued margin pressure in light of the current yield curve and interest rate environment. Fulk concluded, “we will continue our current dividend suspension policy as retention of earnings remains our most valuable and inexpensive source of additional capital, and right now capital preservation and growth, maintaining or increasing tangible book value per share, is critical. We do, however, look forward to our ability to change our current dividend suspension policy as soon as prudent and we are able to do so.”

INCOME STATEMENT REVIEW

Tax-equivalent net interest income for the three months ended December 31, increased to $10.5 million in 2020 from $9.3 million in 2019. The increase in tax-equivalent net interest income was primarily attributable to the recognition of interest and fees earned on PPP Loans and lower deposit costs offset partially by a decline in the tax-equivalent loan yield and the realization of lower levels of loan accretion from purchase accounting marks established from previous M&A activity. The tax-equivalent net interest margin for the three months ended December 31, 2020, decreased to 3.21% from 3.74% for the comparable period of 2019. The tax-equivalent net interest margin, excluding income and fees earned on PPP loans, would have been 3.47% in the fourth quarter of 2020. The tax-equivalent yield on the loan portfolio decreased to 3.98% in the fourth quarter of 2020 compared to 4.86% in fourth quarter of 2019. The actions taken by the Federal Open Market Committee in March 2020 to reduce its target federal funds rate by 150 basis points impacted the loan portfolio yield as it had a corresponding adverse effect on our floating and adjustable rate loans along with lower yields on new originations compared to those on payments and prepayment on existing loans. Also influencing the decline was recognizing the lower yield earned on the addition of PPP loans. The yield earned on PPP loans from interest and fees was 2.21% in the fourth quarter of 2020. Investments yielded 2.22% on a tax-equivalent basis in the fourth quarter of 2020 compared to 2.77% for the same period last year. For the three months ended December 31, the cost of deposits decreased 45 basis points to 0.49% in 2020 from 0.94% in 2019. Loans, net averaged $1.2 billion in the fourth quarter of 2020 and $859.9 million in the fourth quarter of 2019. Average investments totaled $99.1 million in 2020 and $96.6 million in 2019. Average interest-bearing liabilities increased to $1.1 billion in 2020 from $804.5 million for the three months ended December 31, 2019.

For the year ended December 31, tax-equivalent net interest income declined $1.7 million to $39.6 million in 2020 from $41.3 million in 2019. The decrease was attributable to a reduction in the net interest margin which more than offset the increase in average earning assets. For the twelve months ended December 31, tax-equivalent net interest margin was 3.33% in 2020 compared to 4.07% in 2019. The tax-equivalent net interest margin excluding purchase accounting and income and fees earned on PPP loans would have been 3.41% in 2020 and 3.72% in 2019. The tax-equivalent yield on the loan portfolio decreased to 4.13% in the twelve months ended December 31, 2020 compared to 5.24% for the same period in 2019. For the year ended December 31, investments yielded 2.55% on a tax-equivalent basis in 2020 compared to 2.99% for the same period last year. The cost of deposits decreased 34 basis points to 0.65% in 2020 from 0.99% in 2019. The cost of interest-bearing liabilities decreased to 0.69% in 2020 from 1.04% in 2019. Comparing the years ended December 31, 2020 and 2019, average earning assets increased $174.6 million which outpaced the $163.2 million increase in average interest-bearing liabilities. Loans averaged $190.7 million and investments averaged $15.4 million higher comparing the years ended December 31, 2020 and 2019. With respect to the growth in interest-bearing liabilities, deposits averaged $163.2 million more in 2020 compared to last year while average borrowing grew by more than $147.8 million comparing the two periods.

The provision for loan losses totaled $626 thousand for the quarter ended December 31, 2020, compared to $156 thousand for the same period in 2019. The provision for loan losses totaled $6.3 million for the year ended December 31, 2020, compared to $2.4 million for the same period in 2019. The increase in the provision for loan losses was the combined result of organic loan growth, excluding PPP loan balances outstanding, and changes in qualitative factors related to the allowance for loan losses reserve associated with increasing risks within the economy and our credit portfolio due to the effects of COVID-19, as of December 31, 2020.

For the quarter ended December 31, noninterest income totaled $1.7 million in 2020 versus $2.6 million in 2019. The decrease was primarily attributable to a reduction in service charges due to lower customer activity as a result of the pandemic and write offs of certain property and equipment. Mortgage banking income increased $123 thousand due to an increase in refinancing activity brought on by the reduction in mortgage interest rates. Trust and wealth management income increased $67 thousand and $9 thousand, respectively, comparing the fourth quarters of 2020 and 2019.

For the year ended December 31, noninterest income increased by $259 thousand to $8.8 million in 2020 from $8.5 million in 2019. The primary contributors to the overall increase were $815 thousand in gains on the sale of investment securities and the recognition of higher comparable mortgage banking income of $666 thousand. Offsetting the increases were reductions in service charges due primarily to lower customer activity resulting in reductions in overdraft fee and ATM income and proactively working with customers and noncustomers alike by temporarily suspending certain fees in an effort to minimize the financial impact of COVID-19 within the communities we serve. In addition, we recorded reductions in trust commissions and fees and wealth management income of $119 thousand and $64 thousand, respectively, comparing the years ended December 31, 2020 and 2019, which was driven by the impact the pandemic has had on equity markets.

Noninterest expense decreased to $9.6 million for the three months ended December 31, 2020, from $10.2 million for the same period last year. The overall decrease was primarily due to a decrease of $518 thousand in salaries and employee benefit expenses due to the implementation of the reduction in force initiative offset partially by incurring nonrecurring severance and furlough costs. Comparing the fourth quarters of 2020 and 2019, net occupancy and equipment expense increased $282 thousand due primarily to one-time charges from the closure of branch offices. Other expenses decreased $475 thousand comparing the fourth quarters of 2020 and 2019 due to implementing efficiency initiatives and selective expense reductions made during the COVID-19 shutdowns.

For the year ended December 31, noninterest expense increased to $62.7 million in 2020 compared to $42.1 million for the same period in 2019. Excluding the nonrecurring goodwill impairment charge, noninterest expense would have decreased by $4.1 million, or 9.8%, in 2020 as compared to 2019.

BALANCE SHEET REVIEW

Total assets, loans, net, and deposits totaled $1.4 billion, $1.1 billion, and $1.0 billion, respectively, at December 31, 2020. For the year ended December 31, 2020, total assets, loans and deposits increased $277.6 million, $287.1 million and $75.0 million, respectively. Business lending, including commercial and commercial real estate loans, increased $287.0 million due primarily to the addition of PPP loans and originations in new and existing markets in 2020. For this same period, construction lending increased $11.6 million while retail lending, which includes residential mortgage, home equity and consumer loans, decreased $11.5 million. Total investments increased to $103.7 million at December 31, 2020, compared to $91.2 million at December 31, 2019 as security purchases more than offset payments and prepayments. The increase in total deposits consisted of increases in noninterest-bearing deposits of $26.2 million and interest-bearing deposits of $48.8 million. As a percentage of total deposits, noninterest-bearing deposits amounted to 17.1% at December 31, 2020 and 15.7% at December 31, 2019. Long term debt increased $221.8 million primarily through the use of the Federal Reserve’s PPPLF program, intended to provide low cost funding options to entities issuing PPP loans. For the fourth quarter ended December 31, 2020, total assets increased $782.0 thousand while loans, net and deposits decreased $24.2 million and $15.9 million, respectively.

Stockholders’ equity totaled $97.4 million, or $10.47 per share, at December 31, 2020, $95.4 million, or $10.28 per share, at September 30, 2020, and $118.1 million, or $12.81 per share, at December 31, 2019. The decrease in stockholders’ equity for the year ended December 31, 2020 was due to the goodwill impairment charge recorded at the end of the second quarter of 2020. Tangible stockholders’ equity per common share increased to $10.26 at December 31, 2020, compared to $9.83 at December 31, 2019.

ASSET QUALITY REVIEW

Nonperforming assets were $12.0 million, or 1.05% of loans, net, and foreclosed assets at December 31, 2020, $13.0 million or 1.12% at September 30, 2020, and $5.1 million or 0.60% at December 31, 2019. Accruing troubled debt restructured (“TDR”) loans increased $7.3 million from $2.7 million at year end 2019 to $10.0 million at year end 2020 due primarily to one commercial real estate relationship. In March 2020, a joint statement was issued by federal and state regulatory agencies to clarify that short-term loan modifications are not TDRs if made on a good-faith basis in response to COVID-19 to borrowers who were current prior to the implementation of our deferral programs. The Company reevaluates credit granted deferrals under this guidance each quarter under its existing TDR framework, and where such a loan modification would meet traditional TDR concession definitions, the loan will be accounted for as a TDR. Adjusting for accruing restructured loans, nonperforming assets were $2.0 million, or 0.18% of loans, net and foreclosed assets at December 31, 2020, and $2.4 million, or 0.28%, at December 31, 2019. The allowance for loan losses balance equaled $12.2 million, or 1.07%, of loans, net, and 1.37% excluding 100% SBA guaranteed PPP loan balances outstanding, at December 31, 2020, compared to $7.5 million, or 0.88%, at December 31, 2019. The coverage ratio, the allowance for loan losses as a percentage of nonperforming assets, was 102.0% at December 31, 2020 and 148.0% at December 31, 2019. Excluding accruing restructured loans, the coverage ratio would be 610.3% at December 31, 2020. Loans charged-off, net of recoveries, for the year ended December 31, 2020 equaled $1.6 million compared to $1.2 million for the year ended December 31, 2019.

Riverview Financial Corporation is the parent company of Riverview Bank. An independent community bank, Riverview Bank serves the Pennsylvania market areas of Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Perry, Schuylkill and Somerset Counties through 27 community banking offices and three limited purpose offices. Each full-service community banking office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. Riverview’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies. The Company’s common stock trades on the NASDAQ Global Market under the symbol “RIVE”. The Investor Relations site can be accessed at https://www.riverviewbankpa.com/.

SOURCE: Riverview Financial Corporation

Contact: Scott A. Seasock, CFO at 717.827.4039 or sseasock@riverviewbankpa.com

Safe Harbor Forward-Looking Statements:

We make statements in this press release, and we may from time to time make other statements regarding our outlook or expectations for future financial or operating results and/or other matters regarding or affecting Riverview Financial Corporation, Riverview Bank, and its subsidiaries (collectively, “Riverview”) that may be considered “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, Riverview claims the protection of the statutory safe harbors for forward-looking statements.

Riverview cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting Riverview’s operations, pricing, products and services and other factors that may be described in Riverview’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. Most recently in December 2019, a novel strain of coronavirus surfaced in Wuhan, China, and spread around the world, with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The risk factors associated with this event could have a material adverse effect on significant estimates, operations and business results of Riverview. Significant estimates as disclosed in Riverview’s Forms 10-K and 10-Q include allowance for loan losses, fair value of financial instruments, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loan, determination of other-than-temporary impairment losses on securities, impairment of goodwill and intangible assets.

Furthermore, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: the demand for Bank’s products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to the Company; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on the Company’s assets may decline to a greater extent than the decline in the Company’s cost of interest-bearing liabilities, reducing the Company’s net interest margin and spread and reducing net income; the Company’s wealth management revenues may decline with continuing market turmoil; and the Company’s cybersecurity risks are increased as the result of an increase in the number of employees working remotely.

In addition to these risks, acquisitions and business combinations present risks other than those presented by the nature of the business acquired. Acquisitions and business combinations may be substantially more expensive to complete than originally anticipated, and the anticipated benefits may be significantly harder, or take longer, to achieve than expected. As a regulated financial institution, our pursuit of attractive acquisition and business combination opportunities could be negatively impacted by regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre -acquisition operations of an acquired or combined business may cause reputational harm to Riverview following the acquisition or combination, and integration of the acquired or combined business with ours may result in additional future costs arising as a result of those issues.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, Riverview assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Riverview routinely presents and supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity and Core net income ratios. The reported results for the three and twelve months ended December 31, 2020 and 2019, contain items which Riverview considers non-core, namely net gains on sales of investment securities available-for-sale, acquisition related expenses and the adjustment to tax expense due to the enactment of the Tax Act. Riverview presents the non-GAAP financial measures because it believes that these measures provide useful and comparative information to assess trends in Riverview’s results of operation. Presentation of these non-GAAP financial measures is consistent with how Riverview evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in evaluation of companies in Riverview’s industry. Where non-GAAP measures are used in this press release, reconciliations to the comparable GAAP measures are provided in the accompanying tables. The non-GAAP financial measures Riverview uses may differ from similarly titled non-GAAP financial measures of other financial institutions. These non-GAAP financial measures would not be considered a substitute for GAAP basis measures, and Riverview strongly encourages a review of its condensed consolidated financial statements in their entirety. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are presented in the tabular material that follows.

[TABULAR MATERIAL FOLLOWS]

Summary Data

Riverview Financial Corporation

Five Quarter Trend

(In thousands, except per share data)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2020	2020	2020	2020	2019
Key performance data:
Per common share data:
Net income (loss)	$0.17	$0.08	$(2.61)	$0.07	$0.14
Core net income (1)	$0.17	$0.07	$0.05	$0.00	$0.13
Cash dividends declared	$0.00	$0.00	$0.08	$0.08	$0.08
Book value	$10.47	$10.28	$10.20	$12.82	$12.81
Tangible book value (1)	$10.26	$10.04	$9.94	$9.87	$9.83
Market value:
High	$9.50	$7.77	$7.60	$13.60	$12.50
Low	$6.76	$5.25	$4.13	$5.25	$11.10
Closing	$9.15	$6.76	$5.38	$6.47	$12.49
Market capitalization	$85,154	$62,729	$49,839	$59,757	$115,116
Common shares outstanding	9,306,442	9,279,503	9,263,697	9,236,039	9,216,616

Selected ratios:

Return on average stockholders’ equity	6.51%	2.88%	(81.21)%	2.14%	4.28%

Core return on average stockholders’ equity (1)	6.51%	2.88%	1.55%	(0.04)%	4.09%

Return on average tangible stockholders’ equity (1)	6.66%	2.95%	(104.88)%	2.77%	5.59%

Core return on average tangible stockholders’ equity (1)	6.66%	2.95%	2.00%	(0.05)%	5.33%

Tangible stockholders’ equity to tangible assets (1)	7.05%	6.88%	6.85%	8.36%	8.61%

Return on average assets	0.46%	0.20%	(7.50)%	0.23%	0.46%

Core return on average assets (1)	0.46%	0.20%	0.14%	0.00%	0.44%

Stockholders’ equity to total assets	7.18%	7.03%	7.01%	10.60%	10.94%

Efficiency ratio (2)	76.13%	77.46%	76.84%	82.49%	84.24%

Nonperforming assets to loans, net, and foreclosed assets	1.05%	1.12%	1.15%	0.65%	0.60%

Net charge-offs to average loans, net	0.02%	(0.02)%	0.20%	0.49%	(0.12)%

Allowance for loan losses to loans, net	1.07%	1.00%	0.84%	0.93%	0.88%

Earning assets yield (FTE) (3)	3.74%	3.73%	3.85%	4.39%	4.54%

Cost of funds	0.63%	0.56%	0.67%	0.95%	0.99%

Net interest spread (FTE) (3)	3.11%	3.17%	3.18%	3.44%	3.55%

Net interest margin (FTE) (3)	3.21%	3.26%	3.29%	3.60%	3.74%

(1)	See Reconciliation of Non-GAAP financial measures.
(2)

Total noninterest expense less amortization of intangible assets and goodwill impairment charge divided by tax-equivalent net interest income and noninterest income less net gain (loss) on sale of investment securities available-for-sale.

(3)	Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate.

Riverview Financial Corporation

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

Twelve Months Ended	Dec 31	Dec 31
	2020	2019
Interest income:
Interest and fees on loans:
Taxable	$43,052	$44,867
Tax-exempt	883	979
Interest and dividends on investment securities:
Taxable	1,702	2,735
Tax-exempt	289	200
Dividends
Interest on interest-bearing deposits in other banks	120	766
Interest on federal funds sold
Total interest income	46,046	49,547

Interest expense:
Interest on deposits	5,419	8,086
Interest on short-term borrowings	28
Interest on long-term debt	1,336	514
Total interest expense	6,783	8,600
Net interest income	39,263	40,947
Provision for loan losses	6,282	2,406
Net interest income after provision for loan losses	32,981	38,541

Noninterest income:
Service charges, fees and commissions	4,133	5,186
Commissions and fees on fiduciary activities	961	1,080
Wealth management income	876	940
Mortgage banking income	1,233	567
Life insurance investment income	755	763
Net gain (loss) on sale of investment securities available-for-sale	815	(22)
Total noninterest income	8,773	8,514

Noninterest expense:
Salaries and employee benefits expense	20,207	23,845
Net occupancy and equipment expense	5,141	4,357
Amortization of intangible assets	818	773
Goodwill impairment	24,754
Net cost of operation of other real estate owned	55	67
Other expenses	11,733	13,026
Total noninterest expense	62,708	42,068
Income (loss) before income taxes	(20,954)	4,987
Income tax expense (benefit)	257	701
Net income (loss)	$(21,211)	$4,286
Other comprehensive income:
Unrealized gain on investment securities available-for-sale	$2,101	$2,837
Reclassification adjustment for (gain) loss included in net income	(815)	22
Change in pension liability	166	16
Change in cash flow hedge	172
Income tax expense related to other comprehensive income	341	604
Other comprehensive income, net of income taxes	1,283	2,271
Comprehensive income (loss)	$(19,928)	$6,557

Per common share data:
Net income (loss):
Basic	$(2.29)	$0.47
Diluted	$(2.29)	$0.47
Average common shares outstanding:
Basic	9,258,493	9,167,415
Diluted	9,258,493	9,181,752
Cash dividends declared	$0.15	$0.35

Riverview Financial Corporation

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

Three months ended	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2020	2020	2020	2020	2019
Interest income:
Interest and fees on loans:
Taxable	$11,403	$11,265	$10,602	$9,782	$10,216
Tax-exempt	179	223	236	245	257
Interest and dividends on investment securities available-for-sale:
Taxable	411	360	396	535	622
Tax-exempt	113	71	68	37	41
Dividends
Interest on interest-bearing deposits in other banks	8	11	12	89	119
Interest on federal funds sold
Total interest income	12,114	11,930	11,314	10,688	11,255

Interest expense:
Interest on deposits	1,035	1,200	1,395	1,789	1,887
Interest on short-term borrowings			23	5
Interest on long-term debt	684	304	225	123	122
Total interest expense	1,719	1,504	1,643	1,917	2,009
Net interest income	10,395	10,426	9,671	8,771	9,246
Provision for loan losses	626	1,844	2,012	1,800	156
Net interest income after provision for loan losses	9,769	8,582	7,659	6,971	9,090

Noninterest income:
Service charges, fees and commissions	642	1,099	1,011	1,381	1,689
Commissions and fees on fiduciary activities	292	246	210	213	225
Wealth management income	240	220	196	220	231
Mortgage banking income	333	401	391	108	210
Life insurance investment income	177	192	193	193	189
Net gain (loss) on sale of investment securities available-for-sale				815	73
Total noninterest income	1,684	2,158	2,001	2,930	2,617

Noninterest expense:
Salaries and employee benefits expense	4,755	5,411	4,985	5,056	5,273
Net occupancy and equipment expense	1,465	1,428	1,068	1,180	1,183
Amortization of intangible assets	309	170	169	170	191
Goodwill impairment			24,754
Net cost (benefit) of operation of other real estate owned	15	51		(11)	47
Other expenses	3,020	2,918	2,978	2,817	3,495
Total noninterest expense	9,564	9,978	33,954	9,212	10,189
Income (loss) before income taxes	1,889	762	(24,294)	689	1,518
Income tax expense (benefit)	306	67	(172)	56	245
Net income (loss)	$1,583	$695	$(24,122)	$633	$1,273

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available-for-sale	$94	$114	$840	$1,053	$134
Reclassification adjustment for (gain) loss included in net income				(815)	(73)
Change in pension liability	166				16
Change in cash flow hedge	161	49	(38)
Income tax expense (benefit) related to other comprehensive income (loss)	88	35	168	50	16
Other comprehensive income (loss), net of income taxes	333	128	634	188	61
Comprehensive income (loss)	$1,916	$823	$(23,488)	$821	$1,334

Per common share data:
Net income (loss):
Basic	$0.17	$0.08	$(2.61)	$0.07	$0.14
Diluted	$0.17	$0.08	$(2.61)	$0.07	$0.14
Average common shares outstanding:
Basic	9,287,196	9,273,666	9,249,184	9,223,445	9,191,551
Diluted	9,287,196	9,273,666	9,249,184	9,233,060	9,210,646
Cash dividends declared	$0.00	$0.00	$0.08	$0.08	$0.08

Riverview Financial Corporation

Details of Net Interest and Net Interest Margin

(In thousands, fully taxable equivalent basis)

Three months ended	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2020	2020	2020	2020	2019
Net interest income:
Interest income
Loans, net:
Taxable	$11,403	$11,265	$10,602	$9,782	$10,216
Tax-exempt	227	282	299	310	325
Total loans, net	11,630	11,547	10,901	10,092	10,541
Investments:
Taxable	411	360	396	535	622
Tax-exempt	143	90	86	47	52
Total investments	554	450	482	582	674
Interest on interest-bearing balances in other banks	8	11	12	89	119
Federal funds sold
Total interest income	12,192	12,008	11,395	10,763	11,334
Interest expense:
Deposits	1,035	1,200	1,395	1,789	1,887
Short-term borrowings			23	5
Long-term debt	684	304	225	123	122
Total interest expense	1,719	1,504	1,643	1,917	2,009
Net interest income	$10,473	$10,504	$9,752	$8,846	$9,325

Yields on earning assets:
Loans, net:
Taxable	4.00%	3.95%	4.10%	4.69%	4.93%
Tax-exempt	3.29%	3.57%	3.46%	3.50%	3.47%
Total loans, net	3.98%	3.94%	4.08%	4.64%	4.86%
Investments:
Taxable	2.04%	2.17%	2.74%	2.78%	2.69%
Tax-exempt	2.98%	3.31%	4.10%	4.08%	4.19%
Total investments	2.22%	2.33%	2.91%	2.85%	2.77%
Interest-bearing balances with banks	0.09%	0.11%	0.10%	1.17%	1.39%
Federal funds sold
Total earning assets	3.74%	3.73%	3.85%	4.39%	4.54%
Costs of interest-bearing liabilities:
Deposits	0.49%	0.56%	0.67%	0.90%	0.94%
Short-term borrowings			0.33%	2.03%
Long-term debt	1.15%	0.56%	0.74%	4.19%	6.95%
Total interest-bearing liabilities	0.63%	0.56%	0.67%	0.95%	0.99%
Net interest spread	3.11%	3.17%	3.18%	3.44%	3.55%
Net interest margin	3.21%	3.26%	3.29%	3.60%	3.74%

Riverview Financial Corporation

Consolidated Balance Sheets

(In thousands, except per share data)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
At period end	2020	2020	2020	2020	2019
Assets:
Cash and due from banks	$13,511	$10,646	$10,195	$12,128	$11,838
Interest-bearing balances in other banks	36,270	21,312	33,033	61,107	38,510
Federal funds sold
Investment securities available-for-sale	103,694	98,846	74,134	68,402	91,247
Loans held for sale	4,338	4,547	4,252	272	81
Loans, net	1,139,239	1,163,442	1,165,453	887,449	852,109
Less: allowance for loan losses	12,200	11,624	9,736	8,251	7,516
Net loans	1,127,039	1,151,818	1,155,717	879,198	844,593
Premises and equipment, net	18,147	18,419	18,668	18,875	17,852
Accrued interest receivable	4,216	3,218	1,826	2,589	2,414
Goodwill				24,754	24,754
Other intangible assets, net	1,918	2,227	2,397	2,566	2,736
Other assets	48,421	45,739	46,578	47,152	45,929
Total assets	$1,357,554	$1,356,772	$1,346,800	$1,117,043	$1,079,954

Liabilities:
Deposits:
Noninterest-bearing	$173,600	$178,168	$173,567	$148,633	$147,405
Interest-bearing	841,860	853,145	849,586	809,870	793,075
Total deposits	1,015,460	1,031,313	1,023,153	958,503	940,480
Short-term borrowings
Long-term debt	228,765	217,031	217,010	26,992	6,971
Accrued interest payable	1,038	591	457	424	435
Other liabilities	14,859	12,413	11,728	12,683	13,958
Total liabilities	1,260,122	1,261,348	1,252,348	998,602	961,844

Stockholders’ equity:
Common stock	102,662	102,672	102,552	102,386	102,206
Capital surplus	292	190	161	134	112
Retained earnings (accumulated deficit)	(6,457)	(8,040)	(8,735)	16,081	16,140
Accumulated other comprehensive income (loss)	935	602	474	(160)	(348)
Total stockholders’ equity	97,432	95,424	94,452	118,441	118,110
Total liabilities and stockholders’ equity	$1,357,554	$1,356,772	$1,346,800	$1,117,043	$1,079,954

Riverview Financial Corporation

Consolidated Balance Sheets

(In thousands except per share data)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Average quarterly balances	2020	2020	2020	2020	2019
Assets:
Loans, net:
Taxable	$1,134,149	$1,134,625	$1,041,161	$838,825	$822,667
Tax-exempt	27,425	31,451	34,723	35,595	37,194
Total loans, net	1,161,574	1,166,076	1,075,884	874,420	859,861
Investments:
Taxable	79,996	66,049	58,230	77,400	91,665
Tax-exempt	19,102	10,812	8,442	4,628	4,929
Total investments	99,098	76,861	66,672	82,028	96,594
Interest-bearing balances with banks	35,381	38,334	48,174	30,490	33,882
Federal funds sold
Total earning assets	1,296,053	1,281,271	1,190,730	986,938	990,337
Other assets	70,815	73,079	102,097	98,407	99,930
Total assets	$1,366,868	$1,354,350	$1,292,827	$1,085,345	$1,090,267

Liabilities and stockholders’ equity:
Deposits:
Noninterest-bearing	$173,629	$175,402	$171,500	$144,630	$152,596
Interest-bearing	847,124	853,782	837,512	795,084	797,577
Total deposits	1,020,753	1,029,184	1,009,012	939,714	950,173
Short-term borrowings			28,417	989
Long-term debt	236,043	217,021	122,875	11,817	6,962
Other liabilities	13,389	12,135	13,062	13,668	15,179
Total liabilities	1,270,185	1,258,340	1,173,366	966,188	972,314
Stockholders’ equity	96,683	96,010	119,461	119,157	117,953
Total liabilities and stockholders’ equity	$1,366,868	$1,354,350	$1,292,827	$1,085,345	$1,090,267

Riverview Financial Corporation

Asset Quality Data

(In thousands)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
At quarter end:	2020	2020	2020	2020	2019
Nonperforming assets:
Nonaccrual loans	$1,421	$3,225	$3,241	$2,048	$2,287
Accruing restructured loans	9,963	9,648	9,592	2,646	2,666
Accruing loans past due 90 days or more	156	108	183	691	45
Foreclosed assets	422	25	363	346	82
Total nonperforming assets	$11,962	$13,006	$13,379	$5,731	$5,080

Three months ended:
Allowance for loan losses:
Beginning balance	$11,624	$9,736	$8,251	$7,516	$7,097
Charge-offs	100	42	574	1,123	237
Recoveries	50	86	47	58	500
Provision for loan losses	626	1,844	2,012	1,800	156
Ending balance	$12,200	$11,624	$9,736	$8,251	$7,516

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Three months ended:	2020	2020	2020	2020	2019
Core net income (loss) per common share:
Net income (loss)	$1,583	$695	$(24,122)	$633	$1,273
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax				644	58
Add: Goodwill impairment			24,581
Net income (loss) – Core	$1,583	$695	$459	$(11)	$1,215

Average common shares outstanding	9,287,196	9,273,666	9,249,184	9,223,445	9,191,551
Core net income per common share	$0.17	$0.07	$0.05	$0.00	$0.13

Tangible book value:
Total stockholders’ equity	$97,432	$95,424	$94,452	$118,441	$118,110
Less: Goodwill				24,754	24,754
Less: Other intangible assets, net	1,918	2,227	2,397	2,566	2,736
Total tangible stockholders’ equity	$95,514	$93,197	$92,055	$91,121	$90,620

Common shares outstanding	9,306,442	9,279,503	9,263,697	9,236,039	9,216,616

Tangible book value per share	$10.26	$10.04	$9.94	$9.87	$9.83

Tangible stockholders’ equity to tangible assets:
Total stockholders’ equity	$97,432	$95,424	$94,452	$118,441	$118,110
Less: Goodwill				24,754	24,754
Less: Other intangible assets, net	1,918	2,227	2,397	2,566	2,736
Total tangible stockholders’ equity	$95,514	$93,197	$92,055	$91,121	$90,620

Total assets	$1,357,554	$1,356,772	$1,346,800	$1,117,043	$1,079,954
Less: Goodwill				24,754	24,754
Less: Other intangible assets, net	1,918	2,227	2,397	2,566	2,736
Total tangible assets	$1,355,636	$1,354,545	$1,344,403	$1,089,723	$1,052,464

Tangible stockholders’ equity to tangible assets	7.05%	6.88%	6.85%	8.36%	8.61%

Core return on average stockholders’ equity:
Net income (loss) GAAP	$1,583	$695	$(24,122)	$633	$1,273
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax				644	58
Add: Goodwill impairment			24,581
Net income (loss) – Core	$1,583	$695	$459	$(11)	$1,215

Average stockholders’ equity	$96,683	$96,010	$119,461	$119,157	$117,953
Core return on average stockholders’ equity	6.51%	2.88%	1.55%	(0.04)%	4.09%

Return on average tangible equity:
Net income (loss) GAAP	$1,583	$695	$(24,122)	$633	$1,273

Average stockholders’ equity	$96,683	$96,010	$119,461	$119,157	$117,953
Less: average intangibles	2,116	2,310	26,961	27,401	27,579
Average tangible stockholders’ equity	$94,567	$93,700	$92,500	$91,756	$90,374

Return on average tangible stockholders’ equity	6.66%	2.95%	(104.88)%	2.77%	5.59%

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Three months ended:	2020	2020	2020	2020	2019
Core return on average tangible stockholders’ equity:
Net income (loss) GAAP	$1,583	$695	$(24,122)	$633	$1,273
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax				644	58
Add: Goodwill impairment			24,581
Net income (loss) – Core	$1,583	$695	$459	$(11)	$1,215

Average stockholders’ equity	$96,683	$96,010	$119,461	$119,157	$117,953
Less: average intangibles	2,116	2,310	26,961	27,401	27,579
Average tangible stockholders’ equity	$94,567	$93,700	$92,500	$91,756	$90,374

Core return on average tangible stockholders’ equity	6.66%	2.95%	2.00%	(0.05)%	5.33%

Core return on average assets:
Net income (loss) GAAP	$1,583	$695	$(24,122)	$633	$1,273
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax				644	58
Add: Goodwill impairment			24,581
Net income (loss) – Core	$1,583	$695	$459	$(11)	$1,215

Average assets	$1,366,868	$1,354,350	$1,292,827	$1,085,345	$1,090,267
Core return on average assets	0.46%	0.20%	0.14%	0.00%	0.44%

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Dec 31	Dec 31
Twelve months ended:	2020	2019
Core net income per common share:
Net income (loss)	$(21,211)	$4,286
Adjustments:
Less: Gains (loss) on sale of investment securities, net of tax	644	(17)
Add: Executive separation expense, net of tax		1,752
Add: Goodwill impairment	24,581
Net income (loss) – core	$2,726	$6,055

Average common shares outstanding	9,258,493	9,167,415

Core net income (loss) per common share	$0.29	$0.66